Exhibit 4.2

Number: C1088362

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that IMMUNOPRECISE ANTIBODIES LTD. changed its name to MINDWALK HOLDINGS CORP. on September 3, 2025 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On September 3, 2025 SINEAD O’CALLAGHAN Registrar of Companies Province of British Columbia Canada

ELECTRONIC CERTIFICATE